Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-231751

Pricing Supplement dated February 3, 2021 to the
Product Prospectus Supplement MLN-EI-1 dated November 6, 2020 and
Prospectus Dated June 18, 2019
The Toronto-Dominion Bank $1,000,000 Autocallable Contingent Interest Barrier Notes with Daily Close Monitoring Knock-In and Memory Interest Linked to the S&P 500® Index Due August 8, 2022
The Toronto-Dominion Bank (“TD” or “we”) has offered the Autocallable Contingent Interest Barrier Notes with Daily Close Monitoring Knock-In and Memory Interest (the “Notes”) linked to the S&P 500® Index (the “Reference Asset”).
The Notes will pay a Contingent Interest Payment, plus any previously unpaid Contingent Interest Payments with respect to any previous Contingent Interest Observation Date pursuant to the Memory Interest Feature, on a Contingent Interest Payment Date (including the Maturity Date) at a per annum rate of 6.00% (the “Contingent Interest Rate”) only if, on the related Contingent Interest Observation Date, the Closing Value of the Reference Asset is greater than or equal to the Contingent Interest Barrier Value, which is equal to 55.00% of the Initial Value. The Notes will be automatically called if, on any Call Observation Date, the Closing Value of the Reference Asset is greater than or equal to the Call Threshold Value, which is equal to 100.00% of the Initial Value. If the Notes are automatically called, on the first following Contingent Interest Payment Date (the “Call Payment Date”), we will pay a cash payment per Note equal to the Principal Amount, plus any Contingent Interest Payment otherwise due and any previously unpaid Contingent Interest Payments with respect to any previous Contingent Interest Observation Date pursuant to the Memory Interest Feature. No further amounts will be owed under the Notes. If the Notes are not automatically called, the amount we pay at maturity, in addition to any Contingent Interest Payment(s) otherwise due, if anything, will depend on (1) whether a Barrier Event has occurred and (2) the Closing Value of the Reference Asset on the Final Valuation Date (the “Final Value”). A “Barrier Event” will be deemed to have occurred if the Closing Value of the Reference Asset is less than the Barrier Value, which is equal to 55.00% of the Initial Value, on any Trading Day during the period from, but excluding, the Pricing Date to, and including, the Final Valuation Date (the “Monitoring Period”). If the Notes are not automatically called, the amount we pay at maturity, in addition to any Contingent Interest Payment(s) otherwise due, will be calculated as follows:
•	If a Barrier Event has not occurred:
the Principal Amount of $1,000
•	If a Barrier Event has occurred and the Final Value is greater than or equal to the Initial Value:
the Principal Amount of $1,000
•	If a Barrier Event has occurred and the Final Value is less than the Initial Value:
the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the Percentage Change
In this scenario, investors will suffer a percentage loss on their initial investment that is equal to the percentage change from the Initial Value to the Final Value (the “Percentage Change”). Specifically, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Value is less than the Initial Value, and may lose the entire Principal Amount. Any payments on the Notes are subject to our credit risk.
The Notes do not guarantee the payment of any Contingent Interest Payments or the return of the Principal Amount. Investors are exposed to the market risk of the Reference Asset on each Trading Day during the Monitoring Period (including each Contingent Interest Observation Date and the Final Valuation Date). If a Barrier Event has occurred and the Final Value is less than the Initial Value, investors will be exposed to the percentage decline in the level of the Reference Asset from the Initial Value to the Final Value and may lose up to their entire investment in the Notes. Any payments on the Notes are subject to our credit risk.
The Notes are unsecured and are not savings accounts or insured deposits of a bank. The Notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States. The Notes will not be listed or displayed on any securities exchange or electronic communications network.
The Notes have complex features and investing in the Notes involves a number of risks. See “Additional Risk Factors” beginning on page P-7 of this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-6 in the product prospectus supplement MLN-EI-1 dated November 6, 2020 (the “product prospectus supplement”) and “Risk Factors” on page 1 of the prospectus dated June 18, 2019 (the “prospectus”).
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement, the product prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
We will deliver the Notes in book-entry only form through the facilities of The Depository Trust Company on the Issue Date against payment in immediately available funds.
The estimated value of your Notes at the time the terms of your Notes were set on the Pricing Date was $984.30 per Note, as discussed further under “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity” beginning on page P-8 and “Additional Information Regarding the Estimated Value of the Notes” on page P-24 of this pricing supplement. The estimated value is less than the public offering price of the Notes.
	Public Offering Price	Underwriting Discount[1]	Proceeds to TD1
Per Note	$1,000.00	$9.00	$991.00
Total	$1,000,000.00	$9,000.00	$991,000.00
1 TD Securities (USA) LLC (“TDS”) will receive a commission of $9.00 (0.90%) per $1,000.00 Principal Amount of the Notes and will use all of that commission to allow selling concessions to other dealers in connection with the distribution of the Notes. Such other dealers may resell the Notes to other securities dealers at the Principal Amount less a concession not in excess of $9.00 per Note. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” herein.
The public offering price, underwriting discount and proceeds to TD listed above relate to the Notes we issue initially. We may decide to sell additional Notes after the date of this pricing supplement, at public offering prices and with underwriting discounts and proceeds to TD that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the Notes will depend in part on the public offering price you pay for such Notes.

TD SECURITIES (USA) LLC	P-1

Autocallable Contingent Interest Barrier Notes with Daily Close Monitoring Knock-In and Memory Interest Linked to the S&P 500® Index Due August 8, 2022

Summary
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement and the prospectus.
Issuer:	TD
Issue:	Senior Debt Securities, Series E
Type of Note:	Autocallable Contingent Interest Barrier Notes with Daily Close Monitoring Knock-In and Memory Interest
Term:	Approximately 18 months, subject to an automatic call
Reference Asset:	The S&P 500® Index (Bloomberg ticker: “SPX”)
CUSIP / ISIN:	89114TAC6 / US89114TAC62
Agent:	TDS
Currency:	U.S. Dollars
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Principal Amount:	$1,000 per Note
Pricing Date:	February 3, 2021
Issue Date:
February 8, 2021, which is three Business Days following the Pricing Date. Under Rule 15c6-1 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two Business Days (“T+2”), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to two Business Days before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three Business Days (“T+3”), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Final Valuation Date:	The final Contingent Interest Observation Date, as specified below under “Contingent Interest Observation Dates”.
Maturity Date:	August 8, 2022, subject to postponement as described below under “Contingent Interest Observation Dates” or, if such day is not a Business Day, the next following Business Day.
Call Feature:
If the Closing Value of the Reference Asset on any Call Observation Date is greater than or equal to the Call Threshold Value, we will automatically call the Notes and, on the related Call Payment Date, we will pay you a cash payment equal to the Principal Amount, plus any Contingent Interest Payment(s) otherwise due. No further amounts will be owed to you under the Notes.

Call Threshold Value:	3,830.17, which is 100.00% of the Initial Value, as determined by the Calculation Agent.

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Call Observation Dates:
Quarterly, on the 3rd calendar day of each February, May, August and November, commencing on August 3, 2021 and ending on May 3, 2022 or, if such day is not a Trading Day, the next following Trading Day. If a market disruption event occurs or is continuing with respect to the Reference Asset on any Call Observation Date, the Call Observation Date will be postponed as described under “Monitoring Period” below. If a Call Observation Date is postponed, the corresponding Call Payment Date will be postponed to maintain the same number of Business Days between such dates as existed prior to the postponement(s).

Call Payment Date:
If the Notes are subject to an automatic call, the Call Payment Date will be the Contingent Interest Payment Date immediately following the relevant Call Observation Date, subject to postponement as described above under “Call Observation Dates” if the related Call Observation Date is postponed or, if such day is not a Business Day, the next following Business Day.

Contingent Interest Payment:
If the Closing Value of the Reference Asset is greater than or equal to the Contingent Interest Barrier Value on any Contingent Interest Observation Date, a Contingent Interest Payment will be paid to you on the corresponding Contingent Interest Payment Date, in an amount equal to:
Principal Amount x Contingent Interest Rate x ¼
If the Closing Value of the Reference Asset is less than the Contingent Interest Barrier Value on any Contingent Interest Observation Date, no Contingent Interest Payment will be paid to you on the corresponding Contingent Interest Payment Date, but may be paid on a future Contingent Interest Payment Date pursuant to the Memory Interest Feature, discussed below.
All amounts used in or resulting from any calculation relating to a Contingent Interest Payment will be rounded upward or downward, as appropriate, to the nearest tenth of a cent.
Contingent Interest Payments on the Notes are not guaranteed. You will not receive a Contingent Interest Payment on a Contingent Interest Payment Date if the Closing Value of the Reference Asset on the related Contingent Interest Observation Date is less than the Contingent Interest Barrier Value.

Memory Interest Feature:
If a Contingent Interest Payment is not made on a Contingent Interest Payment Date (other than the Maturity Date) because the Closing Value of the Reference Asset is less than the Contingent Interest Barrier Value on the related Contingent Interest Observation Date, that Contingent Interest Payment will be made on a later Contingent Interest Payment Date if the Closing Value of the Reference Asset is greater than or equal to the Contingent Interest Barrier Value on the related Contingent Interest Observation Date. For the avoidance of doubt, once a previously unpaid Contingent Interest Payment has been made on a later Contingent Interest Payment Date, it will not be made again on any subsequent Contingent Interest Payment Date. If the Closing Value of the Reference Asset is less than the Contingent Interest Barrier Value on each of the Contingent Interest Observation Dates, you will not receive any Contingent Interest Payments during the term of, and will not receive a positive return on, the Notes.

Contingent Interest Rate:	6.00% per annum
Contingent Interest Barrier Value:	2,106.5935, which is 55.00% of the Initial Value, as determined by the Calculation Agent.
Contingent Interest Observation Dates:
Quarterly, on the 3rd calendar day of each February, May, August and November, commencing on May 3, 2021 and ending on August 3, 2022 (the “Final Valuation Date”), or if such day is not a Trading Day, the next following Trading Day. If a market disruption event occurs or is continuing with respect to the Reference Asset on any Contingent Interest Observation Date, the Contingent Interest Observation Date will be postponed as described under “Monitoring Period” below. If a Contingent Interest Observation Date (or the Final Valuation Date) is postponed, the corresponding Contingent Interest Payment Date (or Maturity Date) will be postponed to maintain the same number of Business Days between such dates as existed prior to the postponement(s).

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Contingent Interest Payment Dates:
With respect to each Contingent Interest Observation Date, the third Business Day following the relevant Contingent Interest Observation Date, with the exception of the final Contingent Interest Payment Date, which will be the Maturity Date, subject to postponement as described above under “— Contingent Interest Observation Dates”, or if such day is not a Business Day, the next following Business Day.

Barrier Event:	A Barrier Event will be deemed to have occurred if the Closing Value of the Reference Asset is less than the Barrier Value on any Trading Day during the Monitoring Period.
Monitoring Period:
The Monitoring Period will be each day from, but excluding, the Pricing Date to, and including, the Final Valuation Date. If a market disruption event occurs or is continuing with respect to the Reference Asset on any scheduled Trading Day during the Monitoring Period, the determination of the Closing Value of the Reference Asset for such day will be postponed until the next Trading Day on which no market disruption event occurs or is continuing. In no event, however, will the determination of the Closing Value of the Reference Asset for any scheduled Trading Day during the Monitoring Period be postponed by more than eight Trading Days. If the determination of the Closing Value of the Reference Asset for any scheduled Trading Day during the Monitoring Period is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Closing Value of the Reference Asset will be determined. In such an event, the Calculation Agent will estimate the Closing Value that would have prevailed in the absence of the market disruption event.

Payment at Maturity:
If the Notes are not automatically called, on the Maturity Date, in addition to any Contingent Interest
Payment(s) otherwise due, we will pay a cash payment, if anything, per Note equal to:
•        If a Barrier Event has not occurred:
Principal Amount of $1,000
•        If a Barrier Event has occurred and the Final Value is greater than or equal to the Initial Value:
Principal Amount of $1,000.
•        If a Barrier Event has occurred and the Final Value is less than the Initial Value:
$1,000 + $1,000 x Percentage Change.
In this scenario, investors will suffer a percentage loss on their initial investment that is equal to the Percentage Change. Specifically, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Value is less than the Initial Value, and may lose the entire Principal Amount. Any payments on the Notes are subject to our credit risk.
All amounts used in or resulting from any calculation relating to the Payment at Maturity will be rounded upward or downward, as appropriate, to the nearest cent.

Percentage Change:	The quotient, expressed as a percentage, of the following formula: Final Value – Initial Value Initial Value
Initial Value:	3,830.17, which was the Closing Value of the Reference Asset on the Pricing Date, as determined by the Calculation Agent.
Closing Value:
The official closing value published by the Index Sponsor (as defined under “Information Regarding the Reference Asset” herein) or any “successor index” (as defined in the product prospectus supplement) on any Trading Day, in each case as displayed on the relevant Bloomberg Professional® service (“Bloomberg”) page or any successor page or service and as determined by the Calculation Agent.

Final Value:	The Closing Value of the Reference Asset on the Final Valuation Date, as determined by the Calculation Agent.
Barrier Value:	2,106.5935, which is 55.00% of the Initial Value, as determined by the Calculation Agent.

TD SECURITIES (USA) LLC	P-4

Trading Day:	A day on which the NYSE and the Nasdaq Stock Market, or their successors, are scheduled to be open for trading, as determined by the Calculation Agent.
Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City.
U.S. Tax Treatment:
By purchasing the Notes, you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to treat the Notes, for U.S. federal income tax purposes, as prepaid derivative contracts with respect to the Reference Asset. Pursuant to this approach, it is likely that any Contingent Interest Payment that you receive should be included in ordinary income at the time you receive the payment or when it accrues, depending on your regular method of accounting for U.S. federal income tax purposes. Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat the Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences” herein and in the product prospectus supplement. An investment in the Notes is not appropriate for non-U.S. holders, and we will not attempt to ascertain the tax consequences to non-U.S. holders of the purchase, ownership or disposition of the Notes.

Canadian Tax Treatment:	Please see the discussion in the product prospectus supplement under “Supplemental Discussion of Canadian Tax Consequences,” which applies to the Notes.
Record Date:	The Business Day preceding the relevant Contingent Interest Payment Date.
Calculation Agent:	TD
Listing:	The Notes will not be listed or displayed on any securities exchange or electronic communications network.
Canadian Bail-in:	The Notes are not bail-inable debt securities (as defined in the prospectus) under the Canada Deposit Insurance Corporation Act.

TD SECURITIES (USA) LLC	P-5

Additional Terms of Your Notes
You should read this pricing supplement together with the prospectus, as supplemented by the product prospectus supplement MLN-EI-1 (the “product prospectus supplement”), relating to our Senior Debt Securities, Series E of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict the following hierarchy will govern: first, this pricing supplement; second, the product prospectus supplement; and last, the prospectus. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors” herein, “Additional Risk Factors Specific to the Notes” in the product prospectus supplement and “Risk Factors” in the prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
◾	Prospectus dated June 18, 2019: http://www.sec.gov/Archives/edgar/data/947263/000119312519175701/d741334d424b3.htm

◾	Product Prospectus Supplement MLN-EI-1 dated November 6, 2020: http://www.sec.gov/Archives/edgar/data/947263/000114036120024820/brhc10016594_424b3.htm

Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.
We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

TD SECURITIES (USA) LLC	P-6

Additional Risk Factors
The Notes involve risks not associated with an investment in conventional debt securities. This section describes the most significant risks relating to the terms of the Notes. For additional information as to these and other risks, please see “Additional Risk Factors Specific to the Notes” in the product prospectus supplement and “Risk Factors” in the prospectus.
Investors should consult their investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.
Risks Relating to Return Characteristics
Your Investment in the Notes May Result in a Loss.
The Notes do not guarantee the return of the Principal Amount and investors may lose up to their entire investment in the Notes. Specifically, if the Notes are not automatically called, a Barrier Event has occurred during the Monitoring Period, meaning the Closing Level of the Reference Asset was less than the Barrier Value on at least one Trading Day, and the Final Value is less than the Initial Value, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Value is less than the Initial Value, and may lose their entire Principal Amount.
You Will Not Receive the Contingent Interest Payment With Respect to a Contingent Interest Observation Date on the Corresponding Contingent Interest Payment Date if the Closing Value of the Reference Asset on the Corresponding Contingent Interest Observation Date Is Less Than the Contingent Interest Barrier Value and You May Not Receive Any Contingent Interest Payments.
You will not receive a Contingent Interest Payment on a Contingent Interest Payment Date if the Closing Value of the Reference Asset on the related Contingent Interest Observation Date is less than the Contingent Interest Barrier Value. If the Closing Value of the Reference Asset is less than the Contingent Interest Barrier Value on each Contingent Interest Observation Date over the term of the Notes, you will not receive any Contingent Interest Payments and, therefore,  you will not receive a positive return on your Notes. Generally, this non-payment of any Contingent Interest Payment will coincide with a greater risk of principal loss on your Note. Because the Barrier Value is equal to the Contingent Interest Barrier Value, if we do not pay a Contingent Interest Payment on a Contingent Interest Payment Date a Barrier Event will be deemed to have occurred because the Closing Value of the Reference Asset will have been less than the Barrier Value on the related Contingent Interest Observation Date.
The Potential Positive Return on the Notes Is Limited to the Contingent Interest Payments Paid on the Notes, If Any, Regardless of Any Appreciation of the Reference Asset.
The potential positive return on the Notes is limited to any Contingent Interest Payments paid, meaning any positive return on the Notes will be composed solely of the sum of any Contingent Interest Payments paid over the term of the Notes. Therefore, if the appreciation of the Reference Asset exceeds the sum of any Contingent Interest Payments actually paid on the Notes, the return on the Notes will be less than the return on a hypothetical direct investment in the Reference Asset, in a security directly linked to the positive performance of the Reference Asset or on a hypothetical investment in the stocks and other assets comprising the Reference Asset (the “Reference Asset Constituents”).
Your Return May Be Less than the Return on a Conventional Debt Security of Comparable Maturity.
The return that you will receive on your Notes, which could be negative, may be less than the return you could earn on other investments. The Notes do not provide for fixed interest payments and you may not receive any Contingent Interest Payments over the term of the Notes. Even if you do receive one or more Contingent Interest Payments and your return on the Notes is positive, your return may be less than the return you would earn if you bought a conventional interest-bearing senior debt security of TD of comparable maturity. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.
The Notes May Be Automatically Called Prior to the Maturity Date And Are Subject to Reinvestment Risk.
If your Notes are automatically called, no further payments will be owed to you under the Notes after the applicable Call Payment Date. Therefore, because the Notes could be called as early as the first potential Call Payment Date, the holding period could be limited. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date. Furthermore, to the extent you are able to reinvest such proceeds in an investment with a comparable return for a similar level of risk, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new notes.
You Will Be Exposed to the Market Risk of the Reference Asset on Each Trading Day during the Monitoring Period and You Will Lose a Significant Portion or All of Your Initial Investment if a Barrier Event Occurs on Any Trading Day During the Monitoring Period and the Final Value is less than the Initial Value.
You will be exposed to the market risk of the Reference Asset on each Trading Day during the Monitoring Period because a Barrier Event will be deemed to have occurred if the Closing Value of the Reference Asset is less than the Barrier Value on any Trading Day during the Monitoring Period, including on any Contingent Interest Observation Date or on the Final Valuation Date, as applicable. If a Barrier Event occurs and the Final Value is less than the Initial Value, even if the Final Value is greater than the Barrier Value you will lose a percentage of your Principal Amount equal to the Percentage Change. Further, even if a Barrier Event has not occurred prior to

TD SECURITIES (USA) LLC	P-7

the Final Valuation Date, if the Final Value is less than the Barrier Value a Barrier Event will be deemed to have occurred on the Final Valuation Date and you will lose a significant portion or all of your Principal Amount.
The Contingent Interest Rate Will Reflect, In Part, the Volatility of the Reference Asset and May Not Be Sufficient to Compensate You for the Risk of Loss at Maturity.
Generally, a higher volatility of the Reference Asset results in a greater likelihood that the Closing Value could be less than the Call Threshold Value or Contingent Interest Barrier Value on a Contingent Interest Observation Date, that a Barrier Event may occur and/or that the Final Value could be less than the Initial Value on the Final Valuation Date. “Volatility” means the magnitude and frequency of changes in the value of the Reference Asset. This greater risk will generally be reflected in a higher Contingent Interest Rate for the Notes than the interest rate payable on our conventional debt securities with a comparable term. However, while the Contingent Interest Rate is set on the Pricing Date, the Reference Asset’s volatility can change significantly over the term of the Notes, and may increase. The value of the Reference Asset could fall sharply on any Trading Day during the Observation Period (including on any Contingent Interest Observation Date or on the Final Valuation Date), which may result in few or no Contingent Interest Payments, a Barrier Event occurring and a significant or entire loss of principal.
Risks Relating to Characteristics of the Reference Asset
There Are Market Risks Associated with the Reference Asset.
The value of the Reference Asset can rise or fall sharply due to factors specific to the Reference Asset, the Reference Asset Constituents and their issuers (the “Reference Asset Constituent Issuers”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock and commodity market volatility and levels, interest rates and economic and political conditions. In addition, recently, the coronavirus infection has caused volatility in the global financial markets and a slowdown in the global economy. Coronavirus or any other communicable disease or infection may adversely affect the Reference Asset Constituent Issuers and, therefore, the Reference Asset. You, as an investor in the Notes, should make your own investigation into the Reference Asset for your Notes. For additional information, see “Information Regarding the Reference Asset” in this pricing supplement.
The Reference Asset Reflects Price Return, not Total Return.
The return on your Notes is based on the performance of the Reference Asset, which reflects the changes in the market prices of its Reference Asset Constituents. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the Reference Asset Constituents. The return on your Notes will not include such a total return feature or dividend component.
We Have No Affiliation with the Index Sponsor and Will Not Be Responsible for Any Actions Taken by the Index Sponsor.
The Index Sponsor is not an affiliate of ours and will not be involved in the offering of the Notes in any way. Consequently, we have no control over the actions of the Index Sponsor, including any actions of the type that would require the Calculation Agent to adjust any amounts payable on the Notes. The Index Sponsor has no obligation of any sort with respect to the Notes. Thus, the Index Sponsor has no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Reference Asset and, therefore, the market value of, and any amounts payable on, the Notes. Except pursuant to any license agreement with the Index Sponsor and specified in “Information About the Reference Asset” below, none of the proceeds from the issuance of the Notes will be delivered to the Index Sponsor.
Risks Relating to Estimated Value and Liquidity
The Estimated Value of Your Notes Is Less Than the Public Offering Price of Your Notes.
The estimated value of your Notes is less than the public offering price of your Notes. The difference between the public offering price of your Notes and the estimated value of the Notes reflects costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes. Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss.
The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.
The estimated value of your Notes is determined by reference to our internal funding rate. The internal funding rate used in the determination of the estimated value of the Notes generally represents a discount from the credit spreads for our conventional, fixed-rate debt securities and the borrowing rate we would pay for our conventional, fixed-rate debt securities. This discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional, fixed-rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for our conventional, fixed-rate debt securities, or the borrowing rate we would pay for our conventional, fixed-rate debt securities were to be used, we would expect the economic terms of the Notes to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the Notes is expected to increase the estimated value of the Notes at any time.

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The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions.
The estimated value of your Notes is based on our internal pricing models when the terms of the Notes were set, which take into account a number of variables, such as our internal funding rate on the Pricing Date, and are based on a number of subjective assumptions, which are not evaluated or verified on an independent basis and may or may not materialize. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially less than the estimated value of the Notes determined by reference to our internal pricing models. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.
The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, If Any, and Such Secondary Market Prices, If Any, Will Likely be Less Than the Public Offering Price of Your Notes and May Be Less Than the Estimated Value of Your Notes.
The estimated value of the Notes is not a prediction of the prices at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time, if any, will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than the estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes, secondary market prices of your Notes will likely be less than the public offering price of your Notes. As a result, the price at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be less than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.
The Temporary Price at Which the Agent May Initially Buy the Notes in the Secondary Market May Not Be Indicative of Future Prices of Your Notes.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market (if the Agent makes a market in the Notes, which it is not obligated to do) may exceed the estimated value of the Notes on the Pricing Date, as well as the secondary market value of the Notes, for a temporary period after the Issue Date of the Notes, as discussed further under “Additional Information Regarding the Estimated Value of the Notes.” The price at which the Agent may initially buy or sell the Notes in the secondary market may not be indicative of future prices of your Notes.
There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.
There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or electronic communications network. The Agent may make a market for the Notes; however, it is not required to do so and may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial.
If you sell your Notes before the Maturity Date, you may have to do so at a substantial discount from the public offering price irrespective of the then-current value of the Reference Asset and, as a result, you may suffer substantial losses.
The Agent Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Notes will likely be less than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, any underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Notes. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction.
If the Value of the Reference Asset Changes, the Market Value of Your Notes May Not Change in the Same Manner.
Your Notes may trade quite differently from the performance of the Reference Asset. Changes in the value of the Reference Asset may not result in a comparable change in the market value of your Notes. Even if the value of the Reference Asset increases above the Initial Value during the term of the Notes, the market value of your Notes may not increase by the same amount and could decline.
Risks Relating to Hedging Activities and Conflicts of Interest
There Are Potential Conflicts of Interest Between You and the Calculation Agent.
The Calculation Agent will, among other things, determine the amounts payable on the Notes. We will serve as the Calculation Agent and may appoint a different Calculation Agent after the Issue Date without notice to you. The Calculation Agent will exercise its judgment when performing its functions. For example, the Calculation Agent may have to determine whether a market disruption event affecting the Reference Asset has occurred, which may, in turn, depend on the Calculation Agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Because this determination by the Calculation Agent may affect the amounts payable on the Notes, the Calculation Agent may have a conflict of interest if it needs

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to make a determination of this kind. For additional information on the Calculation Agent’s role, see “General Terms of the Notes — Role of Calculation Agent” in the product prospectus supplement.
Trading and Business Activities by TD or its Affiliates May Adversely Affect the Market Value of, and Any Amounts Payable on, the Notes.
We, the Agent and our other affiliates may hedge our obligations under the Notes by purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the value of the Reference Asset or one or more Reference Asset Constituents, and we may adjust these hedges by, among other things, purchasing or selling at any time any of the foregoing assets. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of, and any amounts payable on, the Notes declines. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the Reference Asset or one or more Reference Asset Constituents.
These trading activities may present a conflict between the holders’ interest in the Notes and the interests we and our affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our or their customers’ accounts and in accounts under our or their management. These trading activities could be adverse to the interests of the holders of the Notes.
We, the Agent and our affiliates may, at present or in the future, engage in business with one or more Reference Asset Constituent Issuers, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These business activities may present a conflict between our, the Agent’s and our affiliates’ obligations, and your interests as a holder of the Notes. Moreover, we, the Agent or our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Asset or one or more Reference Asset Constituents. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us or one or more of our affiliates or the Agents or their affiliates may affect the value of the Reference Asset or one or more Reference Asset Constituents and, therefore, the market value of the Notes, whether the Contingent Interest Payment is payable on any Contingent Interest Payment Date, whether a Barrier Event is deemed to have occurred and the Payment at Maturity, if any.
Each Trading Day During the Observation Period, Including Each Contingent Interest Observation Date (including the Final Valuation Date) and Call Observation Date, and the Related Payment Dates are Subject to Market Disruption Events and Postponements.
Each Trading Day during the Observation Period, including each Contingent Interest Observation Date (including the Final Valuation Date) and Call Observation Date and the related payment dates (including the Maturity Date) are subject to postponement as described herein due to the occurrence of one of more market disruption events. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes — Market Disruption Events” in the product prospectus supplement and “Summary — Monitoring Period” herein.
Risks Relating to General Credit Characteristics
Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.
Although the return on the Notes will be based on the performance of the Reference Asset, the payment of any amount due on the Notes is subject to TD’s credit risk. The Notes are TD’s senior unsecured debt obligations. Investors are dependent on TD’s ability to pay all amounts due on the Notes and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Notes. If TD becomes unable to meet its financial obligations as they become due, investors may not receive any amounts due under the terms of the Notes.
Risks Relating to Canadian and U.S. Federal Income Taxation
Significant Aspects of the Tax Treatment of the Notes Are Uncertain.
The U.S. tax treatment of the Notes is uncertain. Please read carefully the section entitled “Material U.S. Federal Income Tax Consequences” herein and in the product prospectus supplement. You should consult your tax advisor as to the tax consequences of your investment in the Notes.
For a discussion of the Canadian federal income tax consequences of investing in the Notes, please see the discussion in the product prospectus supplement under “Supplemental Discussion of Canadian Tax Consequences.” If you are not a Non-resident Holder (as that term is defined in the prospectus) for Canadian federal income tax purposes or if you acquire the Notes in the secondary market, you should consult your tax advisor as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.

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Hypothetical Returns
The examples set out below are included for illustration purposes only and are hypothetical examples only; amounts below may have been rounded for ease of analysis. The Closing Values and Percentage Changes of the Reference Asset used to illustrate the calculation of whether the Notes are subject to an automatic call, whether a Contingent Interest Payment is payable on a Contingent Interest Payment Date, whether a Barrier Event has occurred and the Payment at Maturity are not estimates or forecasts of the actual Initial Value, Closing Value or Final Value, or the value of the Reference Asset on any Trading Day during the Monitoring Period. All examples assume an Initial Value of 3,500.00, a Call Threshold Value of 3,500.00 (100.00% of the Initial Value), a Contingent Interest Barrier Value of 1,925.00 (55.00% of the Initial Value), a Barrier Value of 1,925.00 (55.00% of the Initial Value), a Contingent Interest Payment of $15.00 per Note (reflecting a Contingent Interest Rate of 6.00% per annum), that a holder purchased Notes with a Principal Amount of $1,000 and that no market disruption event occurs on any Trading Day during the Monitoring Period. The actual terms of the Notes are set forth elsewhere in this pricing supplement.
Example 1 —	The Notes are Subject to an Automatic Call on the First Potential Call Payment Date.
Contingent Interest and Call Observation Date	Closing Value	Payment (per Note)
First Contingent Interest Observation Date	3,600.00 (greater than or equal to the Call Threshold Value and Contingent Interest Barrier Value)	$15.00 (Contingent Interest Payment – Not Callable)
Second Contingent Interest Observation Date (corresponding to the First Call Payment Date)		$1,000 (Principal Amount) + $15.00 (Contingent Interest Payment) $1,015.00 (Total Payment upon Automatic Call)
Because the Closing Value is greater than or equal to the Call Threshold Value (and therefore also greater than the Contingent Interest Barrier Value) on the first Call Observation Date (which is approximately six months after the Pricing Date), the Notes will be automatically called and, on the corresponding Call Payment Date, we will pay you a cash payment equal to $1,015.00 per Note, reflecting the Principal Amount plus the applicable Contingent Interest Payment. When added to the Contingent Interest Payment of $15.00 paid in respect of the first Contingent Interest Payment Date, we will have paid you a total of $1,030.00 per Note, a return of 3.00% per Note. No further amounts will be owed under the Notes.
Example 2 —	The Notes are Subject to an Automatic Call on the Fourth Potential Call Payment Date.
Contingent Interest and Call Observation Date	Closing Value	Payment (per Note)
First Contingent Interest Observation Date	2,800.00 (less than the Call Threshold Value; greater than or equal to the Contingent Interest Barrier Value)	$15.00 (Contingent Interest Payment)
Second through Fourth Contingent Interest Observation Dates and First through Third Call Observation Dates	Various (all less than the Call Threshold Value and Contingent Interest Barrier Value)	$0.00
Fifth Contingent Interest Observation Date and Fourth Call Observation Date	3,600.00 (greater than or equal to the Call Threshold Value and Contingent Interest Barrier Value)
$1,000 (Principal Amount)
+$60.00 (Contingent Interest Payment and
previously unpaid Contingent Interest Payments
in respect of the prior Contingent Interest
Observation Dates)
   $1,060.00 (Total Payment upon Automatic Call)

Because the Closing Value on the first Contingent Interest Observation Date is greater than or equal to the Contingent Interest Barrier Value, we will pay you the Contingent Interest Payment with respect to such Contingent Interest Observation Date on the corresponding Contingent Interest Payment Date.
Because the Closing Value on each of the second through fourth Contingent Interest Observation Dates (corresponding to the first through third Call Observation Dates) is less than the Contingent Interest Barrier Value (and therefore also less than the Call Threshold Value), the Notes will not be called and we will not pay a Contingent Interest Payment on the corresponding Contingent Interest Payment Dates.
Because the Closing Value is greater than or equal to the Call Threshold Value (and therefore also greater than the Barrier Value) on the fifth Contingent Interest Observation Date (corresponding to the fourth Call Observation Date), the Notes will be automatically called and, on the Call Payment Date, we will pay you a cash payment equal to $1,060.00 per Note, reflecting the Principal Amount plus the Contingent Interest

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Payment with respect to such Contingent Interest Observation Date and the previously unpaid Contingent Interest Payments with respect to the second through fourth Contingent Interest Observation Dates pursuant to the Memory Interest Feature. When added to the Contingent Interest Payment of $15.00 paid in respect of the first Contingent Interest Payment Date, we will have paid you a total of $1,075.00 per Note, a return of 7.50% per Note.
Example 3 —	The Notes Are NOT Automatically Called on any Call Observation Date, a Barrier Event has NOT Occurred and the Final Value is Therefore Greater Than or Equal to the Contingent Interest Barrier Value.*
Contingent Interest and Call Observation Date	Closing Value	Payment (per Note)
First Contingent Interest Observation Date	2,750.00 (less than the Call Threshold Value; greater than or equal to the Contingent Interest Barrier Value and Barrier Value)	$15.00 (Contingent Interest Payment)
Second through Fifth Contingent Interest Observation Dates and First through Fourth Call Observation Dates	Various (all less than the Call Threshold Value; greater than or equal to the Contingent Interest Barrier Value and Barrier Value)	$60.00 (Aggregate Contingent Interest Payments)
Final Valuation Date	2,730.00 (greater than or equal to the Contingent Interest Barrier Value and Barrier Value)	$1,000 (Principal Amount) + $15.00 (Contingent Interest Payment) $1,015.00 (Total Payment on Maturity Date)
*Assumes that the Closing Value is equal to or greater than the Barrier Value on each Trading Day during the Monitoring Period.
If the Notes are not automatically called, a Barrier Event has not occurred and the Final Value is therefore greater than or equal to the Contingent Interest Barrier Value, then on the Maturity Date we will pay you a cash payment equal to $1,015.00 per Note, reflecting the Principal Amount plus the applicable Contingent Interest Payment. When added to the Contingent Interest Payments of $75.00 paid in respect of the prior Contingent Interest Payment Dates, we will have paid you a total of $1,090.00 per Note, a return of 9.00% per Note.
Example 4 —	The Notes Are NOT Automatically Called on any Call Observation Date, a Barrier Event HAS Occurred and the Final Value is Greater Than or Equal to the Initial Value.
Contingent Interest and Call Observation Date	Closing Value	Payment (per Note)
First Contingent Interest Observation Date	2,800.00 (less than the Call Threshold Value; greater than or equal to the Contingent Interest Barrier Value and Barrier Value)	$15.00 (Contingent Interest Payment)
Second through Fifth Contingent Interest Observation Dates and First through Fourth Call Observation Dates	Various (all less than the Call Threshold Value, Contingent Interest Barrier Value and Barrier Value; less than the Barrier Value on a Trading Day during the Monitoring Period)	$0
Final Valuation Date	3,850.00 (greater than or equal to the Initial Value)
 $1,000 (Principal Amount)
+ $75.00 (Contingent Interest Payment and
previously unpaid Contingent Interest
Payments in respect of the second through
fourth Contingent Interest Observation
Dates)
   $1,075.00 (Total Payment on Maturity Date)

If the Notes are not automatically called, a Barrier Event has occurred and the Final Value is greater than or equal to the Initial Value (and therefore also greater than the Contingent Interest Barrier Value and Barrier Value), on the Maturity Date we will pay you a cash payment equal to the Principal Amount plus the Contingent Interest Payment with respect to the Final Valuation Date and the previously unpaid Contingent Interest Payments with respect to the prior Contingent Interest Observation Dates on which the Closing Value was less than the Contingent Interest Barrier Value pursuant to the Memory Interest Feature, equal to $1,075.00. When added to the Contingent Interest Payment of $15.00 paid on the first Contingent Interest Payment Date, we will have paid you a total of $1,090.00 per Note, a return of 9.00% per Note.

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Example 5 —
The Notes Are NOT Automatically Called on any Call Observation Date, a Barrier Event HAS Occurred and the Final Value is Less Than the Initial Value But Greater Than or Equal to the Contingent Interest Barrier Value.

Contingent Interest and Call Observation Date	Closing Value	Payment (per Note)
First Contingent Interest Observation Date	3,000.00 (less than the Call Threshold Value; greater than or equal to the Contingent Interest Barrier Value and Barrier Value)	$15.00 (Contingent Interest Payment)
Second through Fifth Contingent Interest Observation Dates and First through Fourth Call Observation Dates
Various (all less than the Call Threshold Value; all greater than or equal to the Contingent Interest Barrier Value and Barrier Value; less than the
Barrier Value on a Trading Day during the Monitoring Period)
$60.00 (Aggregate Contingent Interest Payments)
Final Valuation Date	2,100.00 (less than the Initial Value; greater than or equal to the Contingent Interest Barrier Value and Barrier Value)	= $1,000 + ($1,000 x Percentage Change) = $1,000 + ($1,000 x – 40.00%) = $600.00 + $15.00 (Contingent Interest Payment) $615.00 (Total Payment on Maturity Date)
If the Notes are not automatically called, a Barrier Event has occurred and the Final Value is less than the Initial Value, you will lose a percentage of your Principal Amount equal to the Percentage Change. Because the Final Value is greater than or equal to the Contingent Interest Barrier Value and Barrier Value, you will receive the Contingent Interest Payment with respect to the Final Valuation Date. As a result, on the Maturity Date we will pay you a cash payment equal to $615.00 per Note, reflecting the Payment at Maturity plus the Contingent Interest Payment with respect to the Final Valuation Date. When added to the Contingent Interest Payments of $75.00 paid in respect of the prior Contingent Interest Payment Dates, we will have paid you $690.00 per Note, a loss of 31.00% per Note.
Example 6 —
The Notes Are NOT Automatically Called on any Call Observation Date, a Barrier Event HAS Occurred and the Final Value is Less Than the Initial Value, Contingent Interest Barrier Value and Barrier Value.

Contingent Interest and Call Observation Date	Closing Value	Payment (per Note)
First Contingent Interest Observation Date	3,050.00 (less than the Call Threshold Value; greater than or equal to the Contingent Interest Barrier Value and Barrier Value)	$15.00 (Contingent Interest Payment)
Second through Fifth Contingent Interest Observation Dates	Various (all less than the Call Threshold Level, Contingent Interest Barrier Value and Barrier Value; less than the Barrier Value on a Trading Day during the Monitoring Period)	$0
Final Valuation Date	1,750.00 (less than the Initial Value, Barrier Value and Contingent Interest Barrier Value)	= $1,000 + ($1,000 x Percentage Change) = $1,000 + ($1,000 x –50.00%) = $500.00 (Total Payment on Maturity Date)
If the Notes are not automatically called, a Barrier Event has occurred and the Final Value is less than the Initial Value, you will lose a percentage of your Principal Amount equal to the Percentage Change and on the Maturity Date we will pay you a cash payment equal to $500.00 per Note. Because the Closing Value is less than the Contingent Interest Barrier Value on each of the second through fourth Contingent Interest Observation Dates you do not receive the Contingent Interest Payments associated with such Contingent Interest Observation Dates on the related Contingent Interest Payment Dates, and because the Final Value of the Reference Asset is also less than the Contingent Interest Barrier Value, you do not receive these unpaid Contingent Interest Payments with respect to the Notes. When added to the Contingent Interest Payment of $15.00 paid in respect of the first Contingent Interest Payment Date, we will have paid you a total of $515.00 per Note, a loss of 48.50% per Note.

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Information Regarding the Reference Asset
All disclosures contained in this document regarding the Reference Asset, including, without limitation, its make-up, method of calculation, and changes in any Reference Asset components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, the Index Sponsor. The Index Sponsor owns the copyright and all other rights to the Reference Asset and has no obligation to continue to publish, and may discontinue publication of, the Reference Asset. None of the websites referenced in the Reference Asset description below, or any materials included in those websites, are incorporated by reference into this document or any document incorporated herein by reference.
The graph below sets forth the information relating to historical performance of the Reference Asset. The graph below shows the daily historical Closing Values of the Reference Asset for the period specified. We obtained the information regarding the historical performance of the Reference Asset in the graph below from Bloomberg Professional® service (“Bloomberg”).
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Level of the Reference Asset. We cannot give you assurance that the performance of the Reference Asset will result in any positive return on your initial investment.
S&P 500® Index
The S&P 500® Index (“SPX”) includes a representative sample of 500 companies in leading industries of the U.S. economy. The 500 companies are not the 500 largest companies listed on the New York Stock Exchange (“NYSE”) and not all 500 companies are listed on the NYSE. The Index Sponsor, S&P Dow Jones Indices LLC, chooses companies for inclusion in the SPX with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. Although the SPX contains 500 constituent companies, at any one time it may contain greater than 500 constituent trading lines since some companies included in the SPX prior to July 31, 2017 may be represented by multiple share class lines in the SPX. The SPX is calculated, maintained and published by the Index Sponsor and is part of the S&P Dow Jones Indices family of indices. Additional information is available on the following website: spglobal.com/spdji/en/indices/equity/sp-500/. We are not incorporating by reference the websites or any material they include in this document or any document incorporated herein by reference.
The Index Sponsor intends for the SPX to provide a performance benchmark for the large-cap U.S. equity markets. Index additions and deletions are made on an as-needed basis and there is no schedule for constituent reviews. Index additions and deletions are announced with at least three business days advance notice. Less than three business days’ notice may be given at the discretion of the Index Sponsor. Relevant criteria for additions to the SPX that are employed by the Index Sponsor include: the company proposed for addition should have an unadjusted company market capitalization of $8.2 billion or more and a security level float-adjusted market capitalization that is at least $4.1 billion (for spin-offs, eligibility is determined using when-issued prices, if available); using composite pricing and volume, the ratio of annual dollar value traded (defined as average closing price over the period multiplied by historical volume) in the proposed constituent to float-adjusted market capitalization of that company should be at least 1.00 and the stock should trade a minimum of 250,000 shares in each of the six months leading up to the evaluation date; the company must be a U.S. company (characterized as a Form 10-K filer with its U.S. portion of fixed assets and revenues constituting a plurality of the total and with a primary listing of the common stock on the NYSE, NYSE Arca, NYSE American (formerly NYSE MKT), Nasdaq Global Select Market, Nasdaq Select Market, Nasdaq Capital Market, Cboe BZX (formerly Bats BZX), Cboe BYX (formerly Bats BYX), Cboe EDGA (formerly Bats EDGA) or Cboe EDGX (formerly Bats EDGX) (each, an “eligible exchange”)); the proposed constituent has an investable weight factor (“IWF”) of 10% or more; the inclusion of the company will contribute to sector balance in the SPX relative to sector balance in the market in the relevant market capitalization range; financial viability (the sum of the most recent four consecutive quarters’ Generally Accepted Accounting Principles earnings (net income excluding discontinued operations) should be positive as should the most recent quarter); and, for initial public offerings, the company must be traded on an eligible exchange for at least twelve months (spin-offs or in-specie distributions from existing constituents do not need to be traded on an eligible exchange for twelve months prior to their inclusion in the SPX). In addition, constituents of the S&P MidCap 400® Index and the S&P SmallCap 600® Index can be added to the SPX without meeting the financial viability, IWF and/or liquidity eligibility criteria if the S&P Index Committee decides that such an addition will enhance the representativeness of the SPX as a market benchmark. Further, constituents of the S&P Total Market Index Ex S&P Composite 1500 (which includes all eligible U.S. common equities except for those included in the SPX, the S&P MidCap 400® Index and the S&P SmallCap 600® Index) that acquire a constituent of the SPX, the S&P MidCap 400® Index or the S&P SmallCap 600® Index that do not fully meet the financial viability or IWF criteria may still be added to the SPX at the discretion of the S&P Index Committee if the S&P Index Committee determines that the addition could minimize turnover and enhance the representativeness of the SPX as a market benchmark. Certain types of organizational structures and securities are always excluded, including business development companies, limited partnerships, master limited partnerships, limited liability companies, OTC bulletin board issues, closed-end funds, exchange-traded funds (“ETFs”), exchange-traded notes, royalty trusts, tracking stocks, special purpose acquisition companies, preferred stock and convertible preferred stock, unit trusts, equity warrants, convertible bonds, investment trusts, rights and American depositary receipts. SPX Constituents are deleted from the SPX when they are involved in mergers, acquisitions or significant restructurings such that they no longer meet the inclusion criteria, and when they substantially violate one or more of the addition criteria. SPX Constituents that are delisted or moved to the pink sheets or the OTC bulletin board are removed, and those that experience a trading halt may be retained or removed in the Index Sponsor’s discretion. The Index Sponsor evaluates additions and deletions with a view to maintaining SPX continuity.

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For constituents included in the SPX prior to July 31, 2017, all publicly listed multiple share class lines are included separately in the SPX, subject to, in the case of any such share class line, that share class line satisfying the liquidity and float criteria discussed above and subject to certain exceptions. It is possible that one listed share class line of a company may be included in the SPX while a second listed share class line of the same company is excluded. For companies that issue a second publicly traded share class to SPX share class holders, the newly issued share class line is considered for inclusion if the event is mandatory and the market capitalization of the distributed class is not considered to be de minimis.
As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the SPX. Only common shares are considered when determining whether a company has a multiple share class structure. Constituents of the SPX prior to July 31, 2017 with multiple share class lines will be grandfathered in and continue to be included in the SPX. If a SPX Constituent reorganizes into a multiple share class line structure, that company will be reviewed for continued inclusion in the SPX at the discretion of the S&P Index Committee.
Select information regarding top constituents and industry and/or sector weightings may be made available by the Index Sponsor on its website.
Calculation of the SPX
The SPX is calculated using a base-weighted aggregative methodology. The level of the SPX on any day for which a level is published is determined by a fraction, the numerator of which is the aggregate of the market price of each Reference Asset Constituent times the number of shares of such Reference Asset Constituent, and the denominator of which is the divisor, which is described more fully below. The “market value” of any Reference Asset Constituent is the product of the market price per share of that Reference Asset Constituent times the number of the then-outstanding shares of such Reference Asset Constituent that are then included in the SPX .
The SPX is also sometimes called a “base-weighted aggregative index” because of its use of a divisor. The “divisor” is a value calculated by the Index Sponsor that is intended to maintain conformity in the SPX levels over time and is adjusted for all changes in the Reference Asset Constituents’ share capital after the “base date” as described below. The level of the SPX reflects the total market value of all Reference Asset Constituents relative to the SPX’s base date of 1941-43.
In addition, the SPX is float-adjusted, meaning that the share counts used in calculating the SPX reflect only those shares available to investors rather than all of a company’s outstanding shares. The Index Sponsor seeks to exclude shares held by long-term, strategic shareholders concerned with the control of a company, a group that generally includes the following: officers and directors and related individuals whose holdings are publicly disclosed, private equity, venture capital, special equity firms, asset managers and insurance companies with board of director representation, publicly traded companies that hold shares in another company, holders of restricted shares (except for shares held as part of a lock-up agreement), company-sponsored employee share plans/trusts, defined contribution plans/savings, investment plans, foundations or family trusts associated with the company, government entities at all levels (except government retirement or pension funds), sovereign wealth funds and any individual person listed as a 5% or greater stakeholder in a company as reported in regulatory filings (collectively, “strategic holders”). To this end, the Index Sponsor excludes all share-holdings (other than depositary banks, pension funds (including government pension and retirement funds), mutual funds, ETF providers, investment funds, asset managers (including hedge funds with no board of director representation), investment funds of insurance companies (except in certain countries where insurance companies may be considered strategic holders based on regulatory issues and country-specific practices) and independent foundations not associated with the company) with a position greater than 5% of the outstanding shares of a company from the float-adjusted share count to be used in SPX calculations.
The exclusion is accomplished by calculating an IWF for each Reference Asset Constituent that is part of the numerator of the float-adjusted index fraction described above:
IWF = (available float shares)/(total shares outstanding)
where available float shares is defined as total shares outstanding less shares held by strategic holders. In most cases, an IWF is reported to the nearest one percentage point. For companies with multiple share class lines, a separate IWF is calculated for each share class line. In most cases, an IWF is reported to the nearest one percentage point.
Maintenance of the SPX
In order to keep the SPX comparable over time the Index Sponsor engages in an index maintenance process. The SPX maintenance process involves changing the constituents as discussed above, and also involves maintaining quality assurance processes and procedures, adjusting the number of shares used to calculate the SPX, monitoring and completing the adjustments for company additions and deletions, adjusting for stock splits and stock dividends and adjusting for other corporate actions. In addition to its daily governance of indices and maintenance of the SPX methodology, at least once within any 12 month period, the S&P Index Committee reviews the SPX methodology to ensure the SPX continues to achieve the stated objective, and that the data and methodology remain effective. The S&P Index Committee may at times consult with investors, market participants, security issuers included in or potentially included in the SPX, or investment and financial experts.
Divisor Adjustments
The two types of adjustments primarily used by the Index Sponsor are divisor adjustments and adjustments to the number of shares (including float adjustments) used to calculate the SPX. Set forth below is a table of certain corporate events and their resulting effect on the divisor and the share count. If a corporate event requires an adjustment to the divisor, that event has the effect of altering the market value of the affected Reference Asset Constituent and consequently of altering the aggregate market value of the Reference

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Asset Constituents following the event. In order that the level of the SPX not be affected by the altered market value (which could be an increase or decrease) of the affected Reference Asset Constituent, the Index Sponsor generally derives a new divisor by dividing the post-event market value of the Reference Asset Constituents by the pre-event SPX level, which has the effect of reducing the SPX’s post-event level to the pre-event level.
Changes to the Number of Shares of a Constituent
The index maintenance process also involves tracking the changes in the number of shares included for each of the Reference Asset Constituents. The timing of adjustments to the number of shares depends on the type of event causing the change, and whether the change represents 5% or more of the total share count (for companies with multiple share class lines, the 5% threshold is based on each individual share class line rather than total company shares). Changes as a result of mandatory events, such as mergers or acquisition driven share/IWF changes, stock splits and mandatory distributions are not subject to a minimum threshold for implementation and are implemented when the transaction occurs. At the Index Sponsor’s discretion, however, de minimis merger and acquisition changes may be accumulated and implemented with the updates made with the quarterly share updates as described below. Changes in a constituent’s total shares of at least 5% due to public offerings (which must be underwritten, have a publicly available prospectus or prospectus summary filed with the Securities and Exchange Commission and include a public confirmation that the offering has been completed) are eligible for next day implementation. Next day implementation will include a review of the company’s IWF using the latest publicly available ownership data. Any change in the IWF of at least five percentage points resulting from the review is implemented with the share update. Shares sold as part of a forward sale agreement are not eligible for next day implementation as these shares are not included in the company’s share count until full settlement of the agreement. Share updates resulting from the settlement of forward sale agreements are updated in a future weekly or quarterly rebalancing.
Share changes of 5% or greater resulting from aggregated smaller share change events are implemented when the Index Sponsor is able to validate the cumulative change. Share changes are applied weekly and are announced on Fridays for implementation after the close of trading on the following Friday. For changes of less than 5%, on the third Friday of the last month in each calendar quarter, the Index Sponsor updates the share totals of companies in the SPX as required by any changes in the number of shares outstanding. The Index Sponsor implements a share / IWF freeze beginning after the market close on the Tuesday preceding the second Friday of each quarterly rebalancing month and ending after the market close on the third Friday of the quarterly rebalancing month. During this frozen period, shares and IWFs are not changed except for mandatory corporate action events (merger activity, stock splits and rights offerings).
Adjustments for Corporate Actions
There is a large range of corporate actions that may affect companies included in the SPX. Certain corporate actions require the Index Sponsor to recalculate the share count or the float adjustment or to make an adjustment to the divisor to prevent the level of the SPX from changing as a result of the corporate action. This helps ensure that the movement of the SPX does not reflect the corporate actions of individual companies in the SPX.
Spin-Offs
As a general policy, a spin-off security is added to the SPX on the ex-date at a price of zero (with no divisor adjustment) and will remain in the SPX for at least one trading day. On the ex-date the spin-off will have the same attributes and capping adjustment factor as its parent company. The spin-off security will remain in the SPX if it meets all eligibility criteria. If the spin-off security is determined ineligible to remain in the SPX, it will generally be removed after at least one day of regular way trading (with a divisor adjustment). The weight of the spin-off being deleted is reinvested across all the Reference Asset Constituents proportionately such that the relative weights of all Reference Asset Constituents are unchanged. The net change in SPX market capitalization will cause a divisor change.
Companies that are spun off from a Reference Asset Constituent do not need to meet the eligibility criteria for new constituents, but they should be considered U.S. domiciled for SPX purposes. At the discretion of the S&P Index Committee, a spin-off company may be retained in the SPX if the S&P Index Committee determines it has a total market capitalization representative of the SPX. If the spin-off company’s estimated market capitalization is below the minimum of $8.2 billion for addition criteria but there are other Reference Asset Constituents that have a significantly lower total market capitalization than the spin-off company, the S&P Index Committee may decide to retain the spin-off company in the SPX.
Several additional types of corporate actions, and their related treatment, are listed in the table below.
Corporate Action	Treatment
Reference Asset Constituent addition/deletion
Addition
Reference Asset Constituents are added at the float market capitalization weight. The net change to the SPX market capitalization causes a divisor adjustment.
Deletion
The weights of all Reference Asset Constituents in the SPX will proportionally change. Relative weights will stay the same. The divisor will change due to the net

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change in the SPX market capitalization.
Change in shares outstanding	Increasing (decreasing) the shares outstanding increases (decreases) the market capitalization of the SPX. The change to the SPX market capitalization causes a divisor adjustment.
Split/reverse split	Shares outstanding are adjusted by split ratio. Stock price is adjusted by split ratio. There is no change to the SPX market capitalization and no divisor adjustment.
Change in IWF	Increasing (decreasing) the IWF increases (decreases) the market capitalization of the index. A net change to the SPX market capitalization causes a divisor adjustment.
Ordinary dividend	When a company pays an ordinary cash dividend, the SPX does not make any adjustments to the price or shares of the stock. As a result there are no divisor adjustments to the SPX.
Special dividend	The stock price is adjusted by the amount of the special dividend. The net change to the SPX market capitalization causes a divisor adjustment.
Rights Offering
All rights offerings that are in-the-money on the ex-date are applied under the assumption the rights are fully subscribed. The stock price is adjusted by the value of the rights and the shares outstanding are increased by the rights ratio. The net change in market capitalization causes a divisor adjustment.

Any company that is removed from the SPX, the S&P MidCap 400® Index or the S&P SmallCap 600® Index must wait a minimum of one year from its removal date before being reconsidered as a replacement candidate for the SPX.
Recalculation Policy
The Index Sponsor reserves the right to recalculate and republish the SPX at its discretion in the event one of the following issues has occurred: (1) incorrect or revised closing price of one or more constituent securities; (2) missed corporate event; (3) incorrect application of corporate action or SPX methodology; (4) late announcement of a corporate event; or (5) incorrect calculation or data entry error. The decision to recalculate the SPX is made at the discretion of the index manager and/or index committee, as further discussed below. The potential market impact or disruption resulting from the potential recalculation is considered when making any such decision. In the event of an incorrect closing price, a missed corporate event or a misapplied corporate action, a late announcement of a corporate event, or an incorrect calculation or data entry error that is discovered within two trading days of its occurrence, the index manager may, at his or her discretion, recalculate the SPX without involving the index committee. In the event any such event is discovered beyond the two trading day period, the index committee shall decide whether the SPX should be recalculated. In the event of an incorrect application of the methodology that results in the incorrect composition and/or weighting of Reference Asset Constituents, the index committee shall determine whether or not to recalculate the SPX following specified guidelines. In the event that the SPX is recalculated, it shall be done within a reasonable timeframe following the detection and review of the issue.
Calculations and Pricing Disruptions

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Closing levels for the SPX are calculated by the Index Sponsor based on the closing price of the individual constituents of the SPX as set by their primary exchange. Closing prices are received by the Index Sponsor from one of its third party vendors and verified by comparing them with prices from an alternative vendor. The vendors receive the closing price from the primary exchanges. Real-time intraday prices are calculated similarly without a second verification. Prices used for the calculation of real time SPX levels are based on the “Consolidated Tape”. The Consolidated Tape is an aggregation of trades for each constituent over all regional exchanges and trading venues and includes the primary exchange. If there is a failure or interruption on one or more exchanges, real-time calculations will continue as long as the “Consolidated Tape” is operational.
If an interruption is not resolved prior to the market close, official closing prices will be determined by following the hierarchy set out in NYSE Rule 123C. A notice is published on the Index Sponsor website at spdji.com indicating any changes to the prices used in SPX calculations. In extreme circumstances, the Index Sponsor may decide to delay SPX adjustments or not publish the SPX. Real-time indices are not restated.
Unexpected Exchange Closures
An unexpected market/exchange closure occurs when a market/exchange fully or partially fails to open or trading is temporarily halted. This can apply to a single exchange or to a market as a whole, when all of the primary exchanges are closed and/or not trading. Unexpected market/exchange closures are usually due to unforeseen circumstances, such as natural disasters, inclement weather, outages, or other events.
To a large degree, the Index Sponsor is dependent on the exchanges to provide guidance in the event of an unexpected exchange closure. The Index Sponsor’s decision making is dependent on exchange guidance regarding pricing and mandatory corporate actions.
NYSE Rule 123C provides closing contingency procedures for determining an official closing price for listed securities if the exchange is unable to conduct a closing transaction in one or more securities due to a system or technical issue.
3:00 PM ET is the deadline for an exchange to determine its plan of action regarding an outage scenario. As such, the Index Sponsor also uses 3:00 PM ET as the cutoff.
If all major exchanges fail to open or unexpectedly halt trading intraday due to unforeseen circumstances, the Index Sponsor will take the following actions:
Market Disruption Prior to Open of Trading:
(i)  If all exchanges indicate that trading will not open for a given day, the Index Sponsor will treat the day as an  unscheduled market holiday. The decision will be communicated to clients as soon as possible through the normal  channels. Indices containing multiple markets will be calculated as normal, provided that at least one market is open that day. Indices which only contain closed markets will not be calculated.
(ii) If exchanges indicate that trading, although delayed, will open for a given day, the Index Sponsor will begin index  calculation when the exchanges open.
Market Disruption Intraday:
(i)  If exchanges indicate that trading will not resume for a given day, the SPX level will be calculated using prices  determined by the exchanges based on NYSE Rule 123C. Intraday SPX levels will continue to use the last traded composite  price until the primary exchange publishes official closing prices.
License Agreement
S&P® is a registered trademark of Standard & Poor’s Financial Services LLC and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by the Index Sponsor. “Standard & Poor’s®,” “S&P 500®” and “S&P®” are trademarks of Standard & Poor’s Financial Services LLC. These trademarks have been sublicensed for certain purposes by us. The SPX is a product of the Index Sponsor and/or its affiliates and has been licensed for use by us.
The Notes are not sponsored, endorsed, sold or promoted by the Index Sponsor, Standard & Poor’s Financial Services LLC or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the SPX to track general market performance. S&P Dow Jones Indices’ only relationship to us with respect to the SPX is the licensing of the SPX and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The SPX is determined, composed and calculated by S&P Dow Jones Indices without regard to us or the Notes. S&P Dow Jones Indices have no obligation to take our needs or the needs of holders of the Notes into consideration in determining, composing or calculating the SPX. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the Notes. There is no assurance that investment products based on the SPX will accurately track SPX performance or provide positive investment returns. S&P and its subsidiaries are not investment advisors. Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the Notes currently being issued by us, but which

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may be similar to and competitive with the Notes. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the SPX. It is possible that this trading activity will affect the value of the Notes.
S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE SPX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE SPX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

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Historical Information
The graph below illustrates the performance of the Reference Asset from February 3, 2011 through February 3, 2021. The dotted lines represent the Call Threshold Value of 3,830.17, which is equal to 100.00% of the Initial Value and the Contingent Interest Barrier Value and Barrier Value of 2,106.5935, which is equal to 55.00% of the Initial Value. We obtained the information regarding the historical performance of the Reference Asset in the graph below from Bloomberg.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Value. We cannot give you any assurance that the performance of the Reference Asset will result in any positive return on your initial investment.

S&P 500® Index (SPX)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Material U.S. Federal Income Tax Consequences
The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, regulatory, judicial or administrative authority directly discusses the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the product prospectus supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. This discussion applies to you only if you are a U.S. holder, as defined in the product prospectus supplement. An investment in the Notes is not appropriate for non-U.S. holders, and we will not attempt to ascertain the tax consequences to non-U.S. holders of the purchase, ownership or disposition of the Notes. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.
U.S. Tax Treatment. Pursuant to the terms of the Notes, TD and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to treat the Notes as prepaid derivative contracts with respect to the Reference Asset. If your Notes are so treated, any Contingent Interest Payments paid on the Notes (including any Contingent Interest Payments paid on or with respect to a Call Payment Date or the Maturity Date) would be treated as ordinary income includable in income by you in accordance with your regular method of accounting for U.S. federal income tax purposes. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.
Upon the taxable disposition of a Note, you generally should recognize gain or loss equal to the difference between the amount realized on such taxable disposition (adjusted for amounts or proceeds attributable to any accrued and unpaid Contingent Interest Payments, which would be treated as ordinary income) and your tax basis in the Note. Your tax basis in a Note generally should equal your cost for the Note. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to a Contingent Interest Payment Date, but that could be attributed to an expected Contingent Interest Payment, could be treated as ordinary income. You should consult your tax advisor regarding this risk.
Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences – Alternative Treatments” in the product prospectus supplement.
Except to the extent otherwise required by law, TD intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” in the product prospectus supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.
Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument similar to the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. You are urged to consult your tax advisor concerning the significance, and the potential impact, of the above considerations.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. You should consult your tax advisor as to the consequences of the 3.8% Medicare tax.

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Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there may be no interest payments over the term of the Notes.
Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is impossible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.
You are urged to consult your tax advisor concerning the application of U.S. federal income tax laws to an investment in the Notes, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including that of TD).

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Supplemental Plan of Distribution (Conflicts of Interest)
We have appointed TDS, an affiliate of TD, as the Agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, TDS will purchase the Notes from TD at the public offering price less the underwriting discount specified on the cover page hereof and will use all of that commission to allow selling concessions to other registered broker-dealers in connection with the distribution of the Notes. The underwriting discount represents the selling concessions for other dealers in connection with the distribution of the Notes. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes.
Conflicts of Interest. TDS is an affiliate of TD and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. If any other affiliate of TD, including but not limited to TD Ameritrade, Inc., participates in this offering, that affiliate will also have a “conflict of interest” within the meaning of FINRA Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. This offering of the Notes will be conducted in compliance with the provisions of FINRA Rule 5121. In accordance with FINRA Rule 5121, neither TDS nor any other affiliate of ours is permitted to sell the Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
We, TDS, another of our affiliates or third parties may use this pricing supplement in the initial sale of the Notes. In addition, we, TDS, another of our affiliates or third parties may use this pricing supplement in a market-making transaction in the Notes after their initial sale. If a purchaser buys the Notes from us, TDS, another of our affiliates or third parties, this pricing supplement is being used in a market-making transaction unless we, TDS, another of our affiliates or third parties informs such purchaser otherwise in the confirmation of sale.
Prohibition of Sales to EEA and United Kingdom Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation.

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Additional Information Regarding the Estimated Value of the Notes
The final terms for the Notes were determined on the Pricing Date, based on prevailing market conditions, and are set forth in this pricing supplement.
The economic terms of the Notes are based on our internal funding rate (which is our internal borrowing rate based on variables such as market benchmarks and our appetite for borrowing), and several factors, including any sales commissions expected to be paid to TDS or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, estimated costs which we may incur in connection with the Notes and the estimated cost which we may incur in hedging our obligations under the Notes. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected to have had an adverse effect on the economic terms of the Notes.
On the cover page of this pricing supplement, we have provided the estimated value for the Notes. The estimated value was determined by reference to our internal pricing models which take into account a number of variables and are based on a number of assumptions, which may or may not materialize, typically including volatility, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the Notes, and our internal funding rate. For more information about the estimated value, see “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity” herein. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected, assuming all other economic terms are held constant, to increase the estimated value of the Notes. For more information see the discussion under “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity — The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.”
Our estimated value of the Notes is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which the Agent may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, the Agent or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market, if any, may exceed our estimated value on the Pricing Date for a temporary period expected to be approximately 3 months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.
We urge you to read the “Additional Risk Factors” herein.

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Validity of the Notes
In the opinion of Cadwalader, Wickersham & Taft LLP, as special products counsel to TD, when the Notes offered by this pricing supplement have been executed and issued by TD and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Notes will be valid and binding obligations of TD, enforceable against TD in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Cadwalader, Wickersham & Taft LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by McCarthy Tétrault LLP, Canadian legal counsel for TD, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Cadwalader, Wickersham & Taft LLP dated May 24, 2019 which has been filed as Exhibit 5.3 to the registration statement on Form F-3 filed by TD on May 24, 2019.
In the opinion of McCarthy Tétrault LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action on the part of TD, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the Notes, the Notes will have been validly executed and issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, will be valid obligations of TD, subject to the following limitations: (i) the enforceability of the indenture is subject to bankruptcy, insolvency, reorganization, arrangement, winding up, moratorium and other similar laws of general application limiting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture is subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief and specific performance, is in the discretion of a court; (iii) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada; and (iv) the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to: (i) the assumption that the senior indenture has been duly authorized, executed and delivered by, and constitutes a valid and legally binding obligation of, the trustee, enforceable against the trustee in accordance with its terms; and (ii) customary assumptions about the genuineness of signatures and certain factual matters all as stated in the letter of such counsel dated May 24, 2019, which has been filed as Exhibit 5.2 to the registration statement on Form F‑3 filed by TD on May 24, 2019.

TD SECURITIES (USA) LLC	P-25